Exhibit 99.1

Combined Financial Information

LTM Ended March 31,
2015
(in thousands)
Statement of Operations Data:
Net sales	$6,112,592
Cost of sales	4,617,264

Gross margin	1,495,328

Operating expenses:
Selling, general and administrative expenses	1,378,863
Facility closure costs	10,659

Total operating expenses	1,389,522

Income from operations	105,806

Interest expense	(158,924)
Interest income	3,271
Other income	6,272

Loss from continuing operations before income tax	(43,575)

Income tax expense	(2,075)

Loss from continuing operations	(45,650)

Loss from discontinued operations	(244)

Net loss	$(45,894)

The following table is a reconciliation of our Adjusted net loss to Combined EBITDA and Combined Adjusted EBITDA:

LTM Ended March 31, 2015
(in thousands)
Adjusted net loss	$(45,894)
Adjusted depreciation and amortization expense	111,457
Adjusted interest expense, net	158,924
Adjusted income tax expense	2,075
Adjusted discontinued operations, net of tax	244

Combined EBITDA	226,806
Issuer’s facility closure costs	562
Issuer’s stock compensation expense	6,942
Issuer’s transaction costs	6,093
Other(A)	41,308

Combined Adjusted EBITDA, before cost reductions	281,711
Cost reductions:
Procurement(B)	38,500
Network consolidation(B)	22,000
General and administrative(B)	49,500

Combined Adjusted EBITDA	$391,711

(A)	Other includes (1) in respect of the Issuer, adjustments to give effect to certain acquisitions ($7.1 million), of which $1.7 million is the Issuer’s estimated benefit from fully integrating these acquisitions into the Issuer, with the remaining amount representing EBITDA from these recent acquisitions in the portion of the period under review prior to being acquired by the Issuer; (2) in respect of ProBuild, (i) adjustments relating to closed operations ($15.3 million), (ii) certain non-recurring charges ($5.9 million), (iii) adjustments to long-term bonuses ($3.6 million), (iv) held for sale impairment ($2.2 million), (v) and other adjustments ($7.2 million) primarily to give full year effect to cost saving initiatives.
(B)	Projected annual cost savings of $110 million represents the mid-point of the anticipated range of annual savings, and are expected to be fully realized in the third year following the consummation of the ProBuild Acquisition. Excludes estimated one-time costs of $90-$100 million to achieve annual savings.